Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Alleghany Corporation:
We consent to the use of our reports dated February 27, 2006, with respect to the consolidated balance sheets of Alleghany Corporation as of December 31, 2005 and 2004, and the related consolidated statements of earnings, changes in common stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
New York, New York
June 13, 2006